UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14C
(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

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GLOBALSTAR, INC.
(Name of Registrant As Specified in Charter)

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Globalstar, Inc.
300 Holiday Square Blvd.
Covington, LA 70433

INFORMATION STATEMENT
PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14c-2 THEREUNDER

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

We are sending you this Information Statement to inform you of the adoption of several resolutions by our Board of Directors and a Special Committee of independent directors and by written consents of James Monroe III, our principal stockholder, who with his affilates collectively holds 186,814,663 shares of our voting common stock (“Common Stock”), representing the right to vote approximately 63.7% of the total issued and outstanding shares.  These resolutions:

1.	Approve the 2011 Employee Stock Purchase Plan (the “Plan”).

2.
Approve the issuance of up to $50 million aggregate principal amount of our 5.0% Convertible Senior Unsecured Notes (the "Notes"), including the guarantees of the Notes by certain of our domestic subsidiaries, the issuance of additional Notes and shares of Common Stock to pay interest on the Notes, the issuance of Common Stock issuable upon conversion of the Notes, the issuance to purchasers of the Notes of warrants to purchase up to 20 million shares of Common Stock, and the issuance of Common Stock upon the exercise of the warrants, all in accordance with the terms of the Indenture dated as of April 15, 2008 between the Company and U.S. Bank, National Association, as trustee, as supplemented by the Third Supplemental Indenture dated June 14, 2011 (together, the "Indenture") between the Company and U.S. Bank, National Association, as trustee, and the warrants issued on June 14 and 20, 2011, as applicable (collectively, the "Note Offering").

The adoption of this resolution will become effective 20 calendar days after the mailing of this Information Statement.  We expect to mail this Information Statement on or about July 8, 2011.  The Board of Directors is not soliciting your proxy in connection with the adoption of these resolutions and is not requesting proxies from stockholders.

This Information Statement constitutes notice to stockholders of record on June 6, 2011 and June 20, 2011 of action taken without a meeting as required by Section 228(e) of the Delaware General Corporation Law (“DGCL”).  We will not undertake any additional action with respect to the receipt of written consents.  The DGCL does not provide any appraisal rights to our stockholders as a result of the adoption of these resolutions.

We will pay all expenses in connection with the distribution of this Information Statement, which we expect to be less than $15,000.

Our principal executive offices are located at 300 Holiday Square Blvd., Covington, LA 70433.  Our telephone number is (985) 335-1500.

ACTIONS TAKEN BY WRITTEN CONSENT

ACTION 1.  APPROVAL OF THE 2011 EMPLOYEE STOCK PURCHASE PLAN

Introduction

The Board has adopted the Plan and directed that the Plan be presented to our stockholders in this Information Statement. The Plan is designed to encourage employees to acquire a stake in the Company through stock ownership. The following summary of the material features of the Plan is qualified in its entirety by reference to the full text of the Plan, which is set forth as Exhibit A hereto.

Purpose of the Plan

The Board of Directors believes that the Plan is in the best interests of our Company and our stockholders and provides a convenient and advantageous way for employees to acquire an equity interest in the Company, thereby further aligning the interests of the employees and the Company’s stockholders. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code. If the requirements of Section 423 are met, participants will have the opportunity to take advantage of certain federal income tax benefits. One of the requirements of Section 423 is that the Plan be approved by our stockholders.

Description of the Plan

The Plan provides eligible employees of the Company and its subsidiaries with an opportunity conveniently to acquire shares of our Common Stock at a discount. The maximum aggregate number of shares of Common Stock that may be purchased through the Plan is 7,000,000 shares. The number of shares that may be purchased through the Plan will be subject to proportionate adjustments to reflect stock splits, stock dividends, or other changes in our capital stock.

Participation in the Plan is available to employees who have been employed by the Company or, unless otherwise determined by our Board of Directors, a subsidiary of the Company that is a corporation or is treated as a corporation or a division for tax purposes, for at least six months on a regular full- or part-time basis. Non-management directors, leased employees, employees who typically work 20 or fewer hours per week or less than five months per year, independent contractors and employees who own stock possessing 5% or more of the total combined voting power or value of all classes of the Company’s or a subsidiary’s capital stock are not eligible to participate in the Plan. Approximately 222 employees are eligible to participate in the Plan.

The Plan permits eligible employees to purchase shares of Common Stock through payroll deductions during two annual offering periods beginning on June 15 and December 15, unless adjusted by the Board or one of its designated committees (the “Offering Periods”). Eligible employees may purchase shares through payroll deductions of up to 15% of total compensation per pay period, but may purchase no more than $25,000 worth of shares of Common Stock or 500,000 shares of Common Stock in any calendar year, as measured as of the first day of each applicable Offering Period. The price an employee pays is 85% of the fair market value of Common Stock.  Fair market value is equal to the lesser of the closing price of a share of Common Stock on either the first or last day of the Offering Period.

Shares of common stock purchased through the Plan may be treasury shares, newly issued shares or shares purchased on the open market.

Upon a merger or consolidation involving the Company in which the Company is not the surviving corporation or upon a liquidation of the Company, the Board may terminate the Plan, provide for a new purchase date for the remaining Offering Period, or take such other action as it deems appropriate and is acceptable to the Company’s successor. Upon termination of the Plan, all rights to purchase shares through the Plan will expire and all uninvested amounts contributed will be returned to participants. The administration of the Plan is handled by our Human Resources Department. The Plan may be terminated or amended by our Board at any time in its sole discretion, but may not be amended, without prior stockholder approval, to increase the maximum number of shares issuable or to reduce the purchase price per share. The proceeds of stock sales received by the Company under the Plan will constitute general funds of the Company and may be used by us for any purpose.

On June 30, 2011, the closing sale price for a share of our Common Stock reported on The Nasdaq Global Select Market was $1.23.

Federal Income Tax Consequences

The Plan is intended to qualify for the federal income tax treatment available to participants in an employee stock purchase plan that meets the requirements of Section 423 of the Internal Revenue Code. An employee who participates in a plan that qualifies under Section 423 will not realize income at the time he or she enrolls in the Plan or purchases shares. If an employee does not dispose of the shares within two years following the first day of the Offering Period in which shares were acquired, then upon disposition of the shares the employee will realize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the first day of the Offering Period in which such shares were acquired over the price the employee paid to acquire the shares or (ii) the amount by which the net proceeds received by the employee from the sale of the shares exceed the price paid by the employee to acquire the shares. Any further gain on such sale will be taxed as capital gain. No income tax deduction will be allowed the Company for shares purchased by the employee, provided such shares are held for the period described above.

If an employee disposes of shares within the period described above, the employee will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the date of purchase under the Plan over the price the employee paid to acquire the shares or (ii) the amount by which the net proceeds received by the employee on the sale of the shares exceed the price the employee paid to acquire the shares. (Any further gain on such sale will be taxed as capital gain.) In such instances, the Company will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by the employee.

ACTION 2. APPROVAL OF THE NOTE OFFERING

Reason for the Note Offering

        As discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and subsequent reports filed with the SEC, we anticipated obtaining additional financing, among other sources, to fund the balance of the capital expenditures for 24 second-generation satellites. After consideration of the sources and terms of financing available to the Company, we proceeded with the Note Offering. A special committee of our Board consisting solely of independent directors considered the terms of the Note Offering in light of, among other things, our limited ability to obtain the necessary funds by other means and the dilutive effect the Note Offering will have on existing stockholders. In addition, we negotiated the terms of the Note Offering on an arm's length basis with third parties not affiliated with us, and, the special committee determined that the economic terms of the Note Offering were in the best interest of stockholders. In light of these considerations, the special committee authorized and approved the Note Offering.

        We expect that the Note Offering will have a dilutive effect on the holders of existing shares of Common Stock. A substantial portion of the Common Stock to be issued in connection with the transactions will be issued in the future, when the price of the Common Stock is likely to be different than its price today, and the conversion price of the Notes and the exercise price and other terms of the Warrants are subject to adjustment in the future. Consequently, we cannot currently calculate the ultimate amount of dilution that will occur as a result of the Note Offering. Immediately after giving effect to the Note Offering and the written consent, Thermo Funding and its affiliates will beneficially own 68.9% of our Common Stock assuming the conversion of the Notes and the exercise of all outstanding warrants.

        The Listing Rules of the Nasdaq Stock Market require stockholder approval of the Note Offering because it is considered a private placement of over 20% of the outstanding Common Stock at a price below book value and because stock issuances are deemed to have been made to our affiliates below market price. Delaware law and our governing documents did not require us to obtain stockholder approval. In order to act as quickly as possible, our Board determined that it was advisable and in the best interest of stockholders to obtain stockholder approval of the Note Offering by written consent of our principal stockholder.

Interests of Certain Directors and Officers in the Transactions

        Our Chairman, James Monroe III, controls Thermo Funding and its affiliates, and is an indirect beneficial owner of certain securities issued in the Note Offering. His majority ownership percentage allowed us to receive stockholder approval of the offering by written consent. Through his affiliates, Mr. Monroe is able to control the election of all of the members of our Board and the vote on substantially all other matters, including significant corporate transactions such as the approval of a merger or other transaction involving our sale. As a controlled company under Nasdaq Listing Rules, we are exempt from certain corporate governance requirements. Two of our directors who are not independent, James F. Lynch and Richard S. Roberts, have other affiliations with Mr. Monroe.

Note Offering Terms

        On June 14 and 20, 2011, we sold $30 million and $8 million, respectively, in aggregate principal amount of 5.0% Convertible Senior Unsecured Notes ("Notes") and warrants ("Warrants") to purchase 13,120,000 shares of our Common Stock at an initial exercise price of $1.25 per share to selected institutional investors (including Thermo Funding) in a private placement under Section 4(2) of the Securities Act of 1933. The Notes are guaranteed on a subordinated basis by substantially all of the Company’s domestic subsidiaries, on an unconditional joint and several basis, pursuant to a Guaranty Agreement (the “Guaranty”).

        The Notes are convertible into shares of Common Stock at an initial conversion price of $1.25 per share of Common Stock, subject to adjustment in the manner set forth in the Indenture. The Warrants have anti-dilution protection in the case of certain stock splits or extraordinary share distributions, and the exercise price of the Warrants is subject to adjustment under certain other circumstances. In addition, if the closing price of the Common Stock on April 15, 2013 is less than the exercise price of the Warrants then in effect, the exercise price of the Warrants will be reset to equal the volume-weighted average closing price of the Common Stock for the previous 30 trading days. The exercise period for the Warrants will begin 20 days after the mailing of this Information Statement and end five years from the date of issuance.

        The Notes are senior unsecured debt obligations of the Company and rank pari passu with the Company’s existing 5.75% Convertible Senior Notes due 2028 and 8.00% Convertible Senior Unsecured Notes and subordinated to the Company’s obligations pursuant to its Facility Agreement. There is no sinking fund for the Notes. The Notes will mature at the earlier to occur of (i) December 14, 2021, or (ii) six months following the maturity date of the Facility Agreement and bear interest at a rate of 5.0% per annum. Interest on the Notes will be payable in-kind semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2011.  Under certain circumstances, interest on the Notes will be payable in cash at the election of the holder if such payments are permitted under our Facility Agreement.

        Holders may convert their Notes at any time, subject to certain volume limitations under the Nasdaq Listing Rules that will be in effect until stockholder approval has been obtained. It is an event of default under the Indenture if stockholder approval is not obtained by August 14, 2010. In connection with the Note Offering, Thermo Funding and its affiliates agreed to vote in favor of the issuances.

        If at any time on or after June 14, 2013 the closing price of the Common Stock exceeds 200% of the conversion price of the Notes then in effect for 30 consecutive trading days, all of the outstanding Notes will be automatically converted into Common Stock. Upon certain automatic and optional conversions of the Notes, we will pay holders of the Notes a make-whole premium by increasing the number of shares of Common Stock delivered upon such conversion.

        Subject to certain exceptions set forth in the Supplemental Indenture, if certain changes of control of the Company or events relating to the listing of the Common Stock occur, the Notes are subject to repurchase for cash at the option of the holders of all or any portion of the Notes at a purchase price equal to 100% of the principal amount of the Notes, plus a make-whole payment and accrued and unpaid interest, if any.

        The Supplemental Indenture contains customary financial reporting requirements and also contains restrictions on the issuance of additional indebtedness, liens and investments, dividends, and other restricted payments, mergers, asset sales, certain transactions with affiliates and layering of debt. The Supplemental Indenture also provides that upon certain events of default, including without limitation failure to pay principal or interest, failure to deliver a notice of fundamental change, failure to convert the Notes when required, defaults under other material indebtedness and failure to pay material judgments, either the trustee or the holders of 20% in aggregate principal amount of the Notes may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to the Company or its significant subsidiaries, the principal amount of the Notes and accrued interest automatically will become due and payable.

Furthermore, we have entered into a registration rights agreement, dated as of June 14, 2011 with the investors pursuant to which the Company agreed to register the Notes, the Guaranty, the Warrants and the underlying shares of Common Stock for resale under the Securities Act of 1933 (the “Securities Act”).  If the registration statement is not filed within 20 days and is not declared effective by the Securities and Exchange Commission within 70 days of filing of the registration statement, additional interest of 2% and 1%, respectively, will be payable on the Notes until the registration condition is met.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows (i) the number of shares of Common Stock beneficially owned as of June 6, 2011 by each director and nominee for director, by each current executive officer named in the Summary Compensation Table, and by all directors, nominees and executive officers as a group and (ii) all the persons who were known to be beneficial owners of five percent or more of our Common Stock, our only voting securities, on June 6, 2011 based upon 293,084,614 shares of common stock outstanding as of that date.  Holders of our Common Stock are entitled to one vote per share.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name of Beneficial Owner(1)	Shares	Percent of Class
James Monroe III Globalstar Holdings, LLC Thermo Funding Company LLC Globalstar Satellite, L.P.(2)	234,877,625	68.9%

Columbia Wanger Asset Management, L.P. (3)	18,938,900	6.5%

Steelhead Partners, LLC (“Steelhead”); Steelhead Navigator Master, L.P. (“Navigator”); James Michael Johnston (“Johnston”); Brian Katz Klein (“Klein”) (4)	19,239,435	6.2%

Peter J. Dalton(5)	1,900,498	*
William A. Hasler(6)	500,000	*
John Kneuer(7)	200,000	*
James F. Lynch(7)	400,000	*
J. Patrick McIntyre(8)	657,983	*
Richard S. Roberts(7)	400,000	*
Dirk Wild(9)	0	*
Anthony J. Navarra	703,602	*
L. Barbee Ponder(10)	0	*
Joseph Barnett(11)	0	*
All directors and executive officers as a group (11 persons) (2)(5)(6)(7)(8)(9)(10)	239,639,708	69.3%

*Less than 1% of outstanding shares.

1.
“Beneficial ownership” is a technical term broadly defined by the Securities and Exchange Commission (“SEC”) to mean more than ownership in the usual sense.  Stock is “beneficially owned” if a person has or shares the power (a) to vote it or direct its vote or (b) to sell it or direct its sale, even if the person has no financial interest in the stock.  Also, stock that a person has the right to acquire, such as through the exercise of options or warrants or the conversion of notes, within 60 days is considered to be “beneficially owned.”  These shares are deemed to be outstanding and beneficially owned by the person holding the derivative security for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, each person has full voting and investment power over the stock listed.

2.
The address of Mr. Monroe, Globalstar Holdings, LLC, Globalstar Satellite, L.P. and Thermo Funding Company LLC is 1735 Nineteenth Street, Denver, CO 80202.  This number includes 38,640,750 shares held by Globalstar Holdings, LLC, 146,465,355 shares held by Thermo Funding Company LLC, 618,558 shares held by Globalstar Satellite, L.P., and 1,090,000 shares held by Mr. Monroe’s trust.  Under SEC rules noted in footnote 1, Mr. Monroe also beneficially owns 200,000 shares pursuant to vested options; 19,275,750 shares issuable to Thermo Funding Company upon conversion of our nonvoting common stock held by it; 7,153,413 shares issuable to his trust upon conversion of our 8% Convertible Senior Unsecured Notes (assuming the base conversion rate applies) held by the trust; and 21,433,799 shares issuable to his trust or Thermo Funding upon exercise of certain warrants.  This would represent approximately 73% ownership.  This number excludes any shares issuable upon conversion of the 5.0% Notes and or exercise of the warrants issued to Thermo Funding in the Note Offering. The terms of the nonvoting common stock and the warrants prohibit conversions and exercises if the resulting ownership for Thermo entities and affiliates would represent 70% or more of our outstanding voting stock.  Mr. Monroe controls, either directly or indirectly, each of Globalstar Satellite, L.P., Globalstar Holdings, LLC and Thermo Funding and, therefore, is deemed the beneficial owner of the Common Stock held by these entities.

3.
Based on information provided by Columbia Wanger Asset Management, L.P., a registered investment adviser, in Amendment #5 to Schedule 13G filed on February 8, 2011.  The shares reported include those owned by Columbia Acorn Trust.  The address of Columbia Wanger Asset Management, L.P. is 227 W. Monroe Street, Suite 3000, Chicago, IL 60606.

4.
Based on information provided by Steelhead in Amendment #2 to Schedule 13G filed April 6, 2011.  The address of Steelhead, Johnston, Klein and Navigator is 1301 First Avenue, Suite 201, Seattle, WA 98101.  Steelhead and Navigator reported sole voting and investment power over 19,239,435 shares of Common Stock and Johnston and Klein reported shared voting and investment power over the same number of shares as member-managers of Steelhead.  Steelhead, Johnston and Klein disclaim beneficial ownership.  The shares reported reflect shares that may be issued upon the exercise of outstanding warrants and the conversion of convertible notes held by Navigator.

5.
Includes 1,900,000 shares of Common Stock that he may acquire upon the exercise of currently exercisable stock options.  Excludes options to purchase 1,500,000 shares of Common Stock that become exercisable if the price of our common stock exceeds $3.00 for 20 consecutive trading days.

6.
Includes 400,000 shares of Common Stock that he may acquire upon the exercise of currently exercisable stock options.  Options to purchase 150,000 shares of Common Stock are subject to forfeiture based on continued service as a director.

7.
Includes 200,000 shares of Common Stock that he may acquire upon the exercise of currently exercisable stock options.  Options to purchase 100,000 shares of Common Stock are subject to forfeiture based on continued service as a director.

8.
Includes 600,000 shares of Common Stock that he may acquire upon the exercise of currently exercisable stock options.  Options to purchase 100,000 shares of Common Stock are subject to forfeiture based on continued service as a director.

9.	Excludes options to purchase 400,000 shares of Common Stock that may become exercisable more than 60 days after June 6, 2011; options to purchase 200,000 of these shares are performance-based.

10.	Excludes options to purchase 200,000 shares of Common Stock that become exercisable more than 60 days after June 6, 2011.
11.	Excludes options to purchase 50,000 shares of Common Stock that become exercisable more than 60 days after June 6, 2011.

COMPENSATION OF DIRECTORS

In 2010, we provided the following compensation to our non-employee directors:

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)
James Monroe III	—	—	—	—	—

Kenneth E. Jones	—	—	—	—	—

J. Patrick McIntyre (1)	20,500	—	—	—	20,500

James Lynch	—	—	—	—	—

William Hasler	—	—	—	—	—

Richard Roberts	—	—	—	—	—

1.	Mr. McIntyre received a cash payment for services provided as a member of a special Board committee focused on cost reductions.

In November 2008, the Board approved a change in our director compensation structure.  In lieu of the last two quarterly grants to the independent directors of restricted common stock in payment of 2008 board fees (with a total value of $15,000), and in consideration of future service on the Board through November 1, 2010, the Board granted options to each then-current director to purchase 200,000 shares of Common Stock at an exercise price of $0.38 per share, which was the closing price of the Common Stock on the date of grant.  We granted the options under the 2006 Equity Incentive Plan to all directors, including our Corporate Secretary and then Chairman of the Board and Chief Executive Officer.  All of the options are vested, but options with respect to 100,000 shares of Common Stock were subject to decreasing incremental risk of forfeiture until November 1, 2010 on a monthly schedule based on continued service as a director.  Upon his election to the Board in February 2011, Mr. Kneuer received options to purchase 200,000 shares of Common Stock at the closing price of the Common Stock on the date of grant with vesting on a monthly schedule based on continued service as a director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our compensation program for executive officers is intended to:

•	provide each officer with a conservative base salary; and

•	create an incentive for retention and achievement of our long-term business goals using a sizeable, multi-year stock or option bonus program.

 The Compensation Committee and its designated officer-delegate (currently our Corporate Secretary) as administrator are responsible for evaluating the performance of, and reviewing and approving all compensation of, our executive officers, including those executive officers named on the Summary Compensation Table (the “named executive officers”).  The Board also approves equity awards to all executive officers, including the named executive officers and directors, to preserve the exemption from short swing liability under Section 16(b) of the Securities Exchange Act of 1934.

Compensation Philosophy

We have designed our compensation structure for executive officers to attract and retain the most qualified individuals in the mobile satellite service industry.  Our goal is to create performance-based compensation that motivates management to increase stockholder value.  Our CEO receives a base salary higher than our other named executive officers and was granted stock options in 2009 to incentivize him for long-term performance.  We compensate our other senior executive officers with a conservative base salary and incentivize them to remain with us through a long-term stock bonus program, or for newer executives, through stock options and discretionary cash bonuses.  The Compensation Committee has not independently reviewed peer group or other market data in setting base salaries or incentive compensation for senior executives.  Because our compensation programs are limited, we do not have policies regarding the allocation of compensation between short- and long-term or cash and non-cash.

We do not believe that our compensation policies or practices are reasonably likely to have a material effect on us, due in part on the structure of our compensation programs and risk mitigation provided by Board oversight of significant business decisions.

Elements of Compensation

The principal elements of our compensation for the named executive officers are base salary, discretionary cash bonus and the opportunity to receive equity awards pursuant to the Amended and Restated 2006 Equity Incentive Plan.  We also match a portion of all contributions by executives to our 401(k) Plan, as well as providing certain named executive officers with limited perquisites.

 Base Salaries.  We have established base salaries according to each named executive officer’s position, responsibilities and performance.  We do not pay Mr. Monroe a salary for his services as Chairman and did not pay him a salary for his prior services as Chief Executive Officer.  The salary for Mr. Navarra is consistent with his prior salary during his employment by our predecessor, Globalstar, L.P.   Upon his appointment as Chief Executive Officer in 2009, we agreed to pay a $360,000 annual base salary to Mr. Dalton.  In connection with the relocation of our corporate headquarters to Louisiana, we hired Mr. Wild, Mr. Ponder and Mr. Barnett with annual base salaries of $225,000, $200,000 and $158,000, respectively.  All executive officers are at-will employees.

Discretionary Cash Bonuses.  Mr. Ponder received a $62,000 signing bonus.  In March 2011, Compensation Committee authorized cash bonuses to Messrs. Wild and Barnett of $75,000 and $25,000, respectively, to recognize the successful transition of accounting and finance functions to Louisiana.

Arrangements with New Executive Officers.  In connection with the relocation of our headquarters to Louisiana, the Board designated Mr. Dalton, as a member of the Compensation Committee, to negotiate compensation packages for Messrs. Wild and Ponder, including the issuance of stock options within a certain range with an effective grant date as the day of public announcement of the relocation.  Mr. Barnett also received an option to purchase common stock, which was approved by the Board.  In addition to their base salaries listed above, Messrs. Wild, Ponder and Barnett were granted incentive stock options to purchase 200,000, 200,000 and 50,000 shares of common stock, respectively, which vest in 25% increments on the anniversary of the date of grant.  Mr. Wild also received a performance-based option award to purchase 200,000 shares of common stock, which vests in 33% increments on the anniversary of achieving certain positive quarterly adjusted earnings before interest, taxes, depreciation and amortization prior to the third quarter of 2015.

Dalton Agreement.  On September 23, 2009, the Board approved a non-qualified stock option grant and performance-based bonus arrangement with Mr. Dalton.  Mr. Dalton received options to purchase 3,000,000 shares of common stock with an exercise price of $0.83 per share (the closing price on the grant date), of which the option to purchase 1,500,000 shares is vested and immediately exercisable.  The remaining options will vest and become exercisable only if the closing price of our common stock exceeds $3.00 per share for a 20 consecutive trading day period.  Any unexercised or unvested options will be forfeited if Mr. Dalton resigns from service as a Globalstar officer or director or is otherwise unable to continue service, if Mr. Dalton declines nomination for an additional term as a director or informs Globalstar he will not serve if elected to a new term, or if a majority of the Board (other than Mr. Dalton) requests his resignation for cause.

In addition, Mr. Dalton will be entitled to a cash bonus if, during his service as Chief Executive Officer and director, he is materially involved in arranging and concluding the sale, exchange or transfer of all of our equity or all or substantially all of our assets if the holders of our common stock receive at least $3.00 per share before taxes.  The bonus payment would be equal to 1% of the difference between $3.00 and the per share purchase price for the transaction multiplied by the number of outstanding shares of common stock immediately prior to the closing of the transaction.

The Compensation Committee and directors other than Mr. Dalton viewed this arrangement as an appropriate arrangement to focus on long-term value creation.

Designated Executive Award Agreements.  Effective August 10, 2007 (the “Effective Date”), the Board, upon recommendation of the Compensation Committee, approved the concurrent termination of the former cash-based Executive Incentive Compensation Plan and the award of restricted stock or restricted stock units under the 2006 Equity Incentive Plan to the named executive officers who participated at that time in the Executive Incentive Compensation Plan (the “Participants”).  Each award agreement provides that the Participant will receive awards of restricted common stock or restricted stock units, which, upon vesting, each entitle the Participant to one share of common stock.  Total benefits per Participant (valued at the grant date) are approximately $6.0 million, which represented an increase of approximately $1.5 million in potential compensation compared to the maximum potential benefits under the Executive Incentive Compensation Plan.  However, the new award agreements extended the vesting period by up to two years and provided for payment in shares of common stock instead of cash, thereby enabling us to conserve our cash for capital expenditures for the procurement and launch of our second-generation satellite constellation and related ground station upgrades.

Pursuant and subject to the award agreements, one-third of the 71,499 shares awarded to each Participant vested in each of 2008, 2009 and 2010 not earlier than the third business day after we announced our financial results for the preceding year (each an “Annual Vesting Date”), the 190,658 shares awarded to each Participant vested on the Annual Vesting Date in 2011, the 95,329 shares awarded to each Participant on the Annual Vesting Date in 2008 also vested on the Annual Vesting Date in 2011 and the shares awarded on each of the Annual Vesting Dates in 2008, 2009 and 2010 (the number of shares awarded on each Annual Vesting Date was equal to 750,000 divided by the then market price of the common stock) vested immediately upon their award.  This program concludes with the final vesting of awards in 2011.

All Other Compensation.  We match a portion of the 401(k) contributions of all U.S. employees, including named executive officers.  In 2010, we contributed $0.50 for each $1.00 contributed by an employee, up to 4% of the employee’s base salary.  In addition, Messrs. Navarra and Ahmad were eligible for a benefit under our Retirement Plan.  This Plan is frozen.

We provide limited perquisites to certain named executive officers consisting primarily of premiums for term life insurance policies and funding of flexible spending accounts.  We offered relocation bonuses to employees who moved to Louisiana.  Mr. Dalton received $54,100 under this program.

We reimburse Thermo for transportation, lodging and meal expenses incurred by Messrs. Monroe, Lynch and Roberts in connection with performing their services for us. These reimbursements are reviewed and approved for payment by our Chief Financial Officer at least once a year.  The Compensation Committee reviews the total reimbursement amount annually.  During 2010, we reimbursed Thermo approximately $128,000 for these expenses.

Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code prohibits us from taking an income tax deduction for any compensation in excess of $1 million per year paid to its chief executive officer or any of its other three most-highly compensated executive officers, unless the compensation qualifies as “performance-based” pay under a plan approved by stockholders.  We may or may not design future compensation programs so that all compensation above $1 million will be performance-based to permit deductibility.

Summary Information

The table below summarizes, for 2010, 2009 and 2008, the compensation of our principal executive officer, principal financial officer, three most highly paid other executive officers during 2010 and certain former executive officers listed below (collectively referred to as the “named executive officers”).

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Comp Earnings ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)		(j)
Peter J. Dalton	2010	360,000	—	—	—	—	54,100	(2)	414,100
Chief Executive Officer	2009	170,308	—	—	1,790,000	—	—		1,960,308

Dirk J. Wild (3)	2010	125,339	75,000	—	429,333	—	1,731		631,403
Senior Vice President and Chief Financial Officer

Anthony J. Navarra	2010	337,440	—	750,001	—	92,351	12,903	(4)	1,192,695
President Global	2009	337,440	—	770,497	—	—	7,903		1,115,840
Operations	2008	337,440	—	1,183,565	—	—	12,643		1,533,648

L. Barbee Ponder IV (5)	2010	156,026	62,000	—	222,000	—	—		440,026
General Counsel and Vice President of Regulatory Affairs

Joseph F. Barnett (6)	2010	57,731	25,000	—	56,500	—	1,094		140,325
Vice President and Chief Accounting Officer

Fuad Ahmad (7)	2010	170,000	—	750,001	—	3,866	80,339		1,004,206
Former Senior Vice President of	2009	200,000	—	770,497	—	—	4,000		974,497
Finance and Chief Financial Officer	2008	200,000	—	1,183,565	—	—	3,904		1,387,469

Stuart Mar (8)	2010	186,405	—	4,860	81,500	—	3,728		276,493
Former Vice President and
Chief Accounting Officer

1.
Represents the aggregate grant date fair value computed consistent with FASB ASC Topic 718. For further discussion of our accounting policies for stock-based compensation and assumptions used in calculating the grant date fair value of stock-based compensation awards, see Note 16 to the Consolidated Financial Statements in our 2010 Annual Report on Form 10-K.  The actual amount of compensation realized, if any, for option awards may differ from the amounts presented in the table.  See “Compensation Discussions and Analysis” for a description of the terms of these awards.

2.	Represents bonus paid for relocating to Louisiana.

3.
Mr. Wild became Senior Vice President and Chief Financial Officer in August 2010.  Salary includes consulting fees paid prior to his appointment.  All Other Compensation consists of matching contributions to 401(k) Plan.

4.	Consists of flexible benefit plan payment ($5,000), excess life insurance premiums ($4,788) and matching contributions to 401(k) Plan account ($3,115).

5.	Mr. Ponder became General Counsel and Vice President of Regulatory Affairs in July 2010. Salary includes consulting fees paid prior to his appointment.
6.	Mr. Barnett became Vice President and Chief Accounting Officer in November 2010. All Other Compensation consists of matching contributions to 401(k) Plan.

7.
Mr. Ahmad’s employment ended in November 2010. All Other Compensation consists of severance pay ($46,154), matching contributions to 401(k) Plan account ($3,416) and payment of accrued vacation time ($30,769).

8.
Mr. Mar relinquished his duties as chief accounting officer upon Mr. Barnett’s appointment and his employment ended in March 2011. All Other Compensation consists of matching contributions to 401(k) Plan account.

Equity Compensation

The following table sets forth certain information with respect to each cash or equity award and award opportunity issued to the named executive officers during 2010.  See “Compensation, Discussion and Analysis — Elements of Compensation” for an explanation of the terms of these awards.

2010 Grants of Plan-Based Awards

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Target (#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(g)	(i)	(j)	(k)	(l)
Peter J. Dalton	—	—	—	—	—	—

Dirk J. Wild	7/13/2010	200,000	—	—	1.64	207,333	(2)
	7/13/2010		—	200,000	1.64	222,000	(3)

Anthony J. Navarra	3/16/2010	—	547,446	—	—	750,001	(5)

L. Barbee Ponder IV	7/13/2010	—		200,000	1.64	222,000	(3)

Joseph F. Barnett	9/14/2010	—		50,000	1.68	56,500	(4)

Fuad Ahmad	3/16/2010	—	547,446	—	—	750,001	(5)

Stuart Mar	1/27/2010	—	4,500	—	—	4,860	(6)
	3/9/2010	—		100,000	1.28	81,500	(7)

1.	Awards under our 2006 Equity Incentive Plan. See "Compensation Discussion and Analysis" for a discussion of this award.
2.
Represents the value of performance share awards granted pursuant to our 2006 Equity Incentive Plan as calculated pursuant to the provisions of FASB ASC Topic 718, using the Black-Scholes value at grant date range of $0.94 to $1.12.

3.	Represents the value of options granted pursuant to our 2006 Equity Incentive Plan as calculated pursuant to the provisions of FASB ASC Topic 718, using the Black-Scholes value at grant date of $1.11.
4.	Represents the value of options granted pursuant to our 2006 Equity Incentive Plan as calculated pursuant to the provisions of FASB ASC Topic 718, using the Black-Scholes value at grant date of $1.13.
5.	The grant date fair value is based on the closing price of our Common Stock on the date of issuance ($1.37 on March 16, 2010). These awards vested immediately on the grant date.
6.
The grant date fair value is based on the closing price of our Common Stock on the date of issuance ($1.08 on January 27, 2010).  This award vested upon Mr. Mar’s separation from the Company in March 2011.

7.
Represents the value of options granted pursuant to our 2006 Equity Incentive Plan as calculated pursuant to the provisions of FASB ASC Topic 718, using the Black-Scholes value at grant date range of $0.77 to $0.85.

The following table reports, on an award-by-award basis, each outstanding equity award held by the named executive officers on December 31, 2010.  We generally do not permit executive officers to transfer awards prior to the vesting date, and no transfers were permitted during 2010.  The market value is based on the $1.45 per share closing price of common stock on December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
(a)	(b)	(c)		(e)	(f)	(g)	(h)
Peter J. Dalton	1,500,000	1,500,000	(1)	0.83	9/23/2019	—	—
	200,000	—		0.90	8/4/2019	—	—
	200,000	—		0.38	11/14/2018	—	—

Dirk J. Wild	—	200,000	(1)	1.64	7/13/2020	—	—
	—	200,000	(2)	1.64	7/13/2020	—	—

Anthony J. Navarra	—	—		—	—	190,658	276,454
	—	—		—	—	95,329	138,227

L. Barbee Ponder IV	—	200,000	(2)	1.64	7/13/2020	—	—

Joseph F. Barnett	—	50,000	(2)	1.68	9/14/2020	—	—

Fuad Ahmad (3)	—	—		—	—	71,500	103,675
	—	—		—	—	95,329	138,227

Stuart Mar (4)	—	100,000		1.28	3/9/2020	4,500	6,525

(1)	Performance-based option awards granted pursuant to our 2006 Equity Incentive Plan. See “Compensation Discussion & Analysis” for additional details.
(2)	Represents options granted pursuant to our 2006 Equity Incentive Plan. These options vest in four equal annual installments.
(3)	These awards vested upon termination of employment.
(4)	Options for 75,000 shares were forfeited upon termination of employment and the restricted stock awards vested upon termination of employment.

The following table summarizes the value to the named executive officers of stock awards which vested during 2010.  The value realized on vesting was calculated by multiplying the number of shares vested by the market value of a share of common stock on the vesting date.

2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Peter J. Dalton	—	—	—	—

F Dirk J. Wild	—	—	—	—

Anthony J. Navarra	—	—	547,446	750,001
	—	—	23,833	32,651

L. Barbee Ponder IV	—	—	—	—

Joseph F. Barnett	—	—	—	—

Fuad Ahmad	—	—	214,490	328,170
	—	—	547,446	750,001
			23,833	32,651

Stuart Mar	—	—	1,871	2,470
			32,139	44,030

Pension Plan

Mr. Navarra and Mr. Ahmad are entitled to benefits under a defined benefit pension plan originally maintained by Space Systems/Loral for employees of our predecessor, among others.  The accrual of benefits in our predecessor’s segment of this plan was curtailed, or frozen, as of October 23, 2003.  On June 1, 2004, the assets and frozen pension obligations of our predecessor’s segment of the plan were transferred to a new Globalstar Retirement Plan, which remains frozen.  We continue to fund the plan in accordance with Internal Revenue Code requirements, but participants are not currently accruing benefits beyond those accrued at October 23, 2003.  The estimated annual benefits payable upon retirement at normal retirement age to Mr. Navarra and Mr. Ahmad are $35,394 and $1,915, respectively. The actual amount of the estimated annual benefit depends upon a number of factors such as time of retirement, years of contributions to the Plan, final average salary, social security wage base and the election for receipt of benefit payments.  The estimated annual benefits upon retirement include either a contributory benefit (for those who have enrolled in the Plan) or a non-contributory benefit or a combination of both.  The non-contributory benefit equals $21 per month times the years of non-contributory service.  The contributory benefit is the larger of the primary benefit formula, which factors in Social Security and a minimum benefit formula, which does not.   The assumptions for valuation of the Pension Plan are described in Note 13 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on March 31, 2011.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

Peter J. Dalton	N/A	N/A	N/A	N/A

Dirk J. Wild	N/A	N/A	N/A	N/A

Anthony J. Navarra	Globalstar Retirement Plan	12.4	387,424	0

L. Barbee Ponder IV	N/A	N/A	N/A	N/A

Joseph F. Barnett	N/A	N/A	N/A	N/A

Fuad Ahmad	Globalstar Retirement Plan	7.6	7,549	0

Stuart Mar	N/A	N/A	N/A	N/A

Payments Upon Termination or Change In Control

We have not entered into employment agreements with our current executive officers, including the Named Executive Officers.  Voluntary termination of employment or retirement would not result in any payments to the Named Executive Officers beyond the amounts each would be entitled to receive under our pension and retirement plans.  We pay life insurance premiums for all U.S.-based employees that would be paid (based on a multiple of salary) to the employee’s beneficiary upon death, in addition to an immediate payment of two-weeks base salary.

We also have a severance allowance applicable to all U.S.-based employees if an employee is terminated due to a reduction in workforce of ten or more positions and upon the employee’s execution of a release of claims.  Under this plan, the named executive officers would receive a lump sum payment equal to six to eight week’s base salary.  Other severance, if any, is determined at the time of dismissal and is subject to negotiation.

Under our 2006 Equity Incentive Plan, if a participant dies, becomes disabled or is terminated for cause, unvested awards are forfeited.  For vested option awards, the participant or his survivor generally has 12 months to exercise.  If a participant is terminated for cause, all unexercised vested options also are forfeited.  If a change in control occurs, the options granted to Messrs. Wild, Ponder and Barnett during 2010 would vest immediately.  If a change in control would have occurred on December 31, 2010, these options would have been underwater.  A change in control occurs when: (1) a person or group (other than us, an existing controlling stockholder, or trustee for a employee benefit plan) acquires beneficial ownership of 50% or more of the voting power in the election of directors; (2) our merger or consolidation; (3) a sale of all or substantially all of our assets; or (4) the sale or exchange by the stockholders of more than 50% of our voting stock; provided however, that a change in control is not deemed to have occurred if the majority of the board of directors of the surviving company is comprised of our directors.  The Compensation Committee, in its discretion, also may take other actions to provide for the acceleration of the exercisability or vesting of other awards under the Plan prior to, upon or following a change in control.

The following table shows the amount of potential payments to Messrs. Dalton, Wild, Navarra, Ponder and Barnett under the listed events, based on the assumption that the triggering event took place on December 31, 2010.

	Mr. Dalton	Mr. Wild	Mr. Navarra	Mr. Ponder	Mr. Barnett
Death	$713,846	$458,654	$937,858	$407,692	$322,077
Two week’s salary	13,846	8,654	12,978	7,692	6,077
Insurance proceeds	700,000	450,000	924,880	400,000	316,000
Termination – Reduction in Workforse	$41,538	$25,962	$51,914	$23,076	$18,231

As a result of Mr. Ahmad’s termination of employment, he received 12 weeks of base salary, payout of accrued vacation and all outstanding stock awards vested in full, which amounts are reflected in column (i) of the Summary Compensation Table on page 16.  In March 2011, Mr. Mar received six weeks of base salary, payout of accrued vacation, a retention bonus of 25% of base salary all outstanding stock awards vested in full.  His unvested options were forfeited. In exchange for these payments, Messrs. Ahmad and Mar executed a general release of the Company.

Householding

Under SEC rules, only one annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, need be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family and contrary instructions have not been received from an affected stockholder.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for us.  Brokers with accountholders who are our stockholders may be householding these materials.  Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, now or at any time in the future, you no longer wish to participate in householding and would like to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies of these documents at your address and would prefer that the communications be householded, you should contact us c/o Director of Investor Relations, 300 Holiday Square Blvd., Covington, Louisiana 70433, (985) 335-1505.

Incorporation of Certain Documents by Reference

        We hereby incorporate by reference:

• the financial statements and supplementary data, management's discussion and analysis of financial condition and results of operations and quantitative and qualitative disclosures about market risk contained in our Annual Report on Form 10-K filed March 31, 2011; and

• the description of our Common Stock contained in our registration statement on Form 8-A dated October 30, 2006.

Requests for Certain Documents

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for information on the public reference room.  The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including Globalstar) file electronically with the SEC.  Our electronic SEC filings are available to the public at the SEC’s internet site, www.sec.gov.

We make available free of charge financial information, news releases, SEC filings, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC, on our website at www.globalstar.com.  The documents available on, and the contents of, our website are not incorporated by reference into this proxy statement.

By order of the Board of Directors,

Richard S. Roberts, Corporate Secretary
Covington, Louisiana
July 6, 2011

EXHIBIT A

GLOBALSTAR, INC.
EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Globalstar, Inc. (the “Company”) desires to adopt an Employee Stock Purchase Plan (the “Plan”) to provide an opportunity for employees of the Company and certain of its subsidiaries to purchase common stock of the Company on a regular basis; and,

WHEREAS, the Company desires that the Plan include two components:  (i) a Code Section 423 Component (the “Section 423 Component”), which the Company intends to qualify as an “employee stock purchase plan” under Code Section 423; and (ii) a non-Code Section 423 Component (the “Non-Section 423 Component”), which the Company does not intend to qualify as an “employee stock purchase plan” under Code Section 423.

NOW, THEREFORE, the terms of the Plan shall be as follows:

1. Purpose.

The purpose of this Employee Stock Purchase Plan is to give Eligible Employees of the Company and Designated Subsidiaries an opportunity to acquire shares of Common Stock, and to continue to promote the Company’s best interests and enhance the Company’s long-term performance.

2. Definitions.

Wherever used herein, the following words and phrases shall have the meanings stated below unless a different meaning is plainly required by the context:

(a)“Affiliate” means (i) a Subsidiary, as hereinafter defined, and (ii) any entity that, directly or indirectly, is controlled by the Company.

(b) “Board” means the Board of Directors of the Company.

(c) “Broker” means the brokerage firm or firms designated by the Company to hold shares of Common Stock purchased by Participants through the Plan and to handle sales of shares of Common Stock for Participants.

(d) “Broker Account” means the account established with the Broker for each Participant.

(e) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(f) “Common Stock” means shares of the voting common stock of the Company.

(g) “Company” means Globalstar, Inc., a Delaware corporation.

(h) “Compensation” means the Eligible Employee’s gross earnings per pay period that are required to be reported in the Wages, Tips and Other Compensation box of Form W-2.  Compensation includes bonuses, commissions, overtime pay, sick pay, vacation pay, shutdown pay and other extra compensation, unless the Eligible Employee notifies the Human Resources Department at least five business days in advance that a particular bonus shall not be included as Compensation.  Compensation includes compensation excluded from taxable income in connection with a Code Section 125 cafeteria plan, Code Section 401(k) cash or deferred arrangement, or other elective deferral.  Compensation excludes equity compensation, including compensation from awards of Common Stock and restricted stock, and from the exercise of stock options.  The Plan Administrator shall have the discretion to determine what constitutes Compensation for Participants outside of the United States.

(i) “Contributions” means the payroll deductions (to the extent permitted under applicable law) and any other contributions the Company may allow to be made by a Participant to fund the purchase of Common Stock under the Plan if payroll deductions are not permitted or advisable under applicable law.

(j) “Deposit Account” means the account maintained by the Company for each Participant to which Contributions are credited, as provided herein.

(k) “Designated Companies” means any Subsidiary or Affiliate designated by the Plan Administrator from time-to-time, in the Plan Administrator’s sole discretion, whose employees may participate in the Plan if such employees otherwise qualify as Eligible Employees.  For purposes of the Section 423 Component, only Subsidiaries may be Designated Companies, provided, however, that at any given time, a Subsidiary that is a Designated Company under the Section 423 Component shall not be a Designated Company under the Non-Section 423 Component.  The Plan Administrator may provide that any Designated Company shall only be eligible to participate in the Non-Section 423 Component.

(l) “Effective Date” means the 20th calendar day following the date that either (i), after having received notice as provided by law of the Board’s recommendation of the Plan to the holders of the Common Stock, a majority of the Common Stock has been voted to approve the Plan, or (ii) if a majority of the Common Stock has been voted to approve the Plan in advance of such notice, notice of such vote approving the Plan is subsequently given to the holders of the Common Stock in the manner provided by law; provided, however, that on or before such Effective Date, sufficient shares of Common Stock, as determined from time to time by the Plan Administrator, necessary to administer the Plan for at least two years following the Effective Date have been registered with the Securities and Exchange Commission on Form S-8.  The aggregate number of shares of Common Stock thus determined by the Plan Administrator shall not exceed the number authorized under Section 4, as may be adjusted pursuant to Section13.

(m) “Eligible Employee” means, except as otherwise provided below, (a) a person who is employed by the Company or a Designated Company on the Effective Date and whose terms of employment include working for more than twenty (20) hours per week and are expected to include working for more than five (5) months in any calendar year; and (b) a person who becomes employed by the Company or a Designated Company after the Effective Date, who has remained employed for a period of six (6) consecutive months or more after hiring and whose required and expected terms of employment are at least equal to the minimum terms required for a person who was employed on the Effective Date.  For purposes of this definition, the term “month” refers to any period of consecutive days that is comprised of an entire calendar month, or any period that begins on a specific numerical day in a calendar month and ends on the preceding numerical day in the following calendar month.

(n) “Exercise Date” means the day before the next Grant Date.

(o) “Fair Market Value per share of Common Stock as of the applicable Exercise Date” shall mean:

(i)         If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing sale price of the Common Stock on the Exercise Date as reported in The Wall Street Journal, or such other source as the Plan Administrator deems reliable, or in the event that the Common Stock is not traded on such date, on the immediately preceding trading date;

(ii)         If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock and if bid and asked prices for the Common Stock are regularly reported, the mean of the closing bid and asked prices for the Common Stock on the Exercise Date, or in the event that bid and asked prices are not reported on such date, on the immediately preceding date on which they are reported; and

(iii)         If the Common Stock is neither listed on a national securities exchange nor traded on the over-the-counter market, such value as the Plan Administrator, in good faith, shall determine.

Notwithstanding any provision of the Plan to the contrary, no determination made with respect to the Fair Market Value of Common Stock subject to an Option shall be inconsistent with Code Section 423 or regulations thereunder.

(p) “Grant Date” means each June 15 and December 15 (unless otherwise established by the Plan Administrator), and with respect to an Eligible Employee who becomes a Participant between such dates, the date on which participation commences.

(q) “Human Resources Department” means such person or persons who shall have been designated from time to time by Company management to administer employment policies and benefits on behalf of the Company as between the Company and its employees.

(r) “Non-Section 423 Component” means an employee stock purchase plan adopted by the Plan Administrator as part of this Plan, which is not intended to meet the requirements set forth in Code Section 423 and the regulations thereunder.

(s) “Option” means an option granted hereunder which will entitle an Eligible Employee to purchase shares of Common Stock.

(t) “Option Price” means 85% of the lesser of:  (i) the Fair Market Value per share of Common Stock as of the applicable Exercise Date or (ii) the Fair Market Value per share of Common Stock as of the Grant Date on which such Option was granted.

(u) “Participant” means an Eligible Employee who files the required participation forms with the Company as specified in Section 6.

(v) “Plan” means the Globalstar, Inc. Employee Stock Purchase Plan set forth herein, as it may be amended from time-to-time.

(w) “Plan Administrator” means, until the Board shall otherwise provide, the Compensation Committee of the Board, or an officer of the Company, or other committee composed of officers of the Company, to whom the Board or the said Compensation Committee has further delegated its powers with respect to administration of the Plan.

(x) “Section 423 Component” means the part of the Plan, which excludes the Non-Section 423 Component, pursuant to which Options that satisfy the requirements for “employee stock purchase plans” set forth in Code Section 423 and the regulations thereunder may be granted to Eligible Employees.

(y) “Subsidiary” or “Subsidiaries” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing as of the date it attains such status.

3. Administration.

The Plan shall be administered by a Plan Administrator complying with the requirements of Section 2(w).  The Plan Administrator shall have the authority and responsibility for the day-to-day administration of the Plan.  Subject to the express provisions of the Plan and Section 17(c), the Plan Administrator shall have full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Plan, including but not limited to:

(a) Interpreting the Plan and adopting rules and regulations it deems appropriate to implement the Plan, including amending any outstanding Option as it may deem advisable or necessary to comply with applicable laws and making all other decisions relating to the operation of the Plan;

(b) Establishing the timing and length of offering periods;

(c) Establishing minimum and maximum contribution rates;

(d) Revising the limits on the number of shares of Common Stock that an Eligible Employee may elect to purchase with respect to any offering period, if such limits are announced prior to the first offering period to be affected by the limits;

(e) Adopting such rules or sub-plans as it deems necessary or appropriate to comply with the laws of other countries, allow for tax-preferred treatment of the Options or otherwise provide for the participation by Eligible Employees who reside outside of the U.S., including determining which Eligible Employees are eligible to participate in the Plan;

(f) Determining whether Designated Companies shall participate in the Section 423 Component or Non-Section 423 Component; and

(g) Establishing the exchange ratio applicable to amounts contributed in a currency other than U.S. dollars and permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the processing of properly completed enrollment forms.

The determinations of the Plan Administrator on all matters regarding the Plan shall be conclusive and binding on all parties.  Except as otherwise provided herein, the Plan Administrator shall have no authority to amend, modify, supplement or delete any portions of the Plan.

4. Maximum Limitations.

The aggregate number of shares of Common Stock available for grant as Options pursuant to Section 5 shall not exceed 7,000,000, subject to adjustment pursuant to Section 13.  Shares of Common Stock granted pursuant to the Plan may be either authorized but unissued shares, shares now or hereafter held in the treasury of the Company or shares acquired in the open market.  In the event that any Option granted pursuant to Section 5 expires or is terminated, surrendered or cancelled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock theretofore subject to such Option shall again be available for grant as an Option pursuant to Section 5 and shall not reduce the aggregate number of shares of Common Stock available for grant as such Options as set forth in the first sentence of this Section 4.

5. Grant of Options; Limitations.

(a) On each Grant Date, each Participant shall automatically be granted an Option to purchase on the Exercise Date as many whole shares of Common Stock as the Participant will be able to purchase with the Contributions credited to the Participant’s Deposit Account during the applicable offering.

(b) Notwithstanding Section 5(a), in no event may a Participant purchase more than 500,000 shares during an offering.

(c) Any provisions of the Plan to the contrary notwithstanding, excluding Options granted pursuant to any Non-Section 423(b) Component of the Plan, no Participant shall be granted an Option to purchase Common Stock under this Plan that permits the Participant’s rights to purchase Common Stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such Common Stock (determined at the time such Options are granted) for each calendar year in which such Options are outstanding at any time.

(d) If the number of shares of Common Stock for which Options are granted pursuant to this Section 5 exceeds the applicable number set forth in Section 4, then the Options granted under this Section 5 to all Eligible Employees shall, in a nondiscriminatory manner which shall be consistent with Section 15(c), be reduced in proportion to their respective Contributions.

6. Commencement of Participation.

(a) An Eligible Employee may become a Participant by completing any electronic enrollment process approved by the Plan Administrator, or by completing and filing with the Human Resources Department of the Company (i) an enrollment form, and (ii) such forms as are requested by the Broker for the opening of the Eligible Employee’s account with the Broker.  Contributions shall begin as soon as administratively feasible after the required forms have been submitted.

(b) At the time an Eligible Employee completes an enrollment form, the Eligible Employee shall elect to purchase Common Stock with up to 15% of the employee’s Compensation, in whole percentages, for the applicable period for which the Option is in effect.  An enrollment form will remain in effect until cancelled by the Participant or until the Participant ceases to qualify as an Eligible Employee.  Notwithstanding the foregoing, the Plan Administrator may require Participants to complete and submit a new enrollment form at any time it deems necessary or desirable to facilitate administration of the Plan or for any other reason.

7. Participant’s Deposit /Contributions.

All Contributions made by a Participant shall be credited to the Participant’s Deposit Account.  No interest will be paid to any Participant or credited to his or her Deposit Account under the Plan with respect to such funds unless otherwise deemed necessary by the Plan Administrator for Participants in the Non-Section 423 Component of the Plan.  All amounts credited to a Participant’s Deposit Account shall be used to purchase Common Stock under Section 10 and, except as provided in Sections 9(b), 10 and 16 and in rules or procedures deemed necessary by the Plan Administrator, no portion of an Eligible Employee’s Deposit Account shall be refunded to him or her.

8. Changes in Payroll Deductions.

A Participant may discontinue participation in the Plan for a particular Grant Date as provided in Section 16, but a Participant may not alter the amount of the Contributions that the Participant has elected for that particular Grant Date.

9. Terms of Options.

(a) Each Option shall, unless sooner expired pursuant to Section 9(b), become exercisable on the applicable Exercise Date.  Each Option not exercised on such Exercise Date shall expire at the end of such Exercise Date.

(b) An Option shall expire on the first to occur of the end of the applicable Exercise Date or the date that the employment of the Eligible Employee with the Company or the applicable Designated Company terminates (as determined by the Plan Administrator) for any reason, including death. As soon as administratively practical following such termination, the amount then credited to the Participant’s Deposit Account shall be remitted to the Participant, or to the executor, administrator or other legal representative of the Participant’s estate, or if no such persons have been appointed, to the spouse or any one or more dependents or relatives of the Participant as the Plan Administrator may determine.

10. Manner of Exercise of Options and Payment for Common Stock.

Unless otherwise required by applicable law (as determined by the Plan Administrator), a Participant’s Option for a specific Grant Date will be deemed to have been exercised automatically on the first subsequent Exercise Date, for the purchase of the number of whole shares that the accumulated Contributions in his or her Deposit Account at that time will purchase at the Option Price (but not in excess of the number of shares for which Options have been granted to the Participant pursuant to Section 5).  No fractional shares shall be purchased.  Any Contributions accumulated in a Participant’s Deposit Account that are insufficient to purchase a whole share of Common Stock shall be retained in the Deposit Account and used in the next offering, subject to earlier withdrawal by the Participant pursuant to Section 16.  Any other monies remaining in a Deposit Account after the Exercise Date shall be returned to the Participant.

11. Participant’s Account with Broker.

(a) The Broker shall open and maintain a separate account for each Participant.  Except where otherwise prohibited, a Participant may also use the account for other purchases of Common Stock or other personal transactions.  A termination by a Participant of participation in the Plan will not also terminate the individual’s account with the Broker.

(b) As promptly as practicable after each Exercise Date, the number of whole shares of Common Stock purchased by each Participant upon exercise of his or her Option shall be deposited into an account established in the participant’s name with the Broker.  Such shares shall remain in the account until the second anniversary of the Grant Date applicable to the shares.  Notwithstanding the above, a Participant may request that the Broker sell any or all of his or her shares of Common Stock at any time, without affecting the Participant’s participation in the Plan, and the Participant shall pay all charges therefore, including brokerage commissions.

(c) Following the second anniversary of the Grant Date applicable to shares of Common Stock, a Participant may request that certificates representing such shares purchased be issued in the Participant’s name and delivered to the Participant or the Participant’s agent, and the Participant shall pay any charges therefor.  No certificates for fractional shares shall be issued.  In lieu of any such fractional share, the Participant will receive a cash payment based on the Fair Market Value of a share of Common Stock.

(d) Cash dividends and other cash distributions on shares of Common Stock held in the custody of the Broker are credited to the account of the Participant, and the Participant may, at his own expense, take a distribution of such dividend or distribution or request the Broker to purchase additional shares of Common Stock on the open market.  Any dividends paid in Common Stock or any splits of the Common Stock on shares held in custody will be allocated to each Participant in accordance with his or her interest in the shares on which the dividends are paid, or with respect to which the stock split occurs.  Any other securities or subscription rights distributed on shares of Common Stock may be retained or sold by the Participant, and, in the event of such sale the Participant shall pay all charges therefor, including but not limited to brokerage commissions.

(e) Each Participant shall receive from the Broker statements of account that itemize the transactions from his or her account quarterly, and shall also receive confirmations of current transactions as required by regulatory authorities.

(f) The Broker shall deliver to each Participant as promptly as practicable, by mail or otherwise, all notices of meetings, proxy statements and other material distributed by the Company to its stockholders.  The whole shares of Common Stock in each Participant’s account will be voted in accordance with the Participant’s signed proxy instructions duly delivered to the Broker, or otherwise in accordance with applicable stock exchange rules.

12. Transferability.

No Option may be transferred, assigned, pledged, or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent or distribution, and no Option shall be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect.  An Option may be exercised only by the Eligible Employee during his or her lifetime.

13. Adjustment Provisions.

The aggregate number of shares of Common Stock with respect to which Options may be granted, the aggregate number of shares of Common Stock subject to each outstanding Option, and the Option Price per share of each Option shall all be appropriately adjusted as the Plan Administrator may determine for any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split, stock distribution or combination of shares, or the payment of a share dividend or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company.  Adjustments under this Section 13 shall be made according to the sole discretion of the Plan Administrator, and its decision shall be conclusive and binding on all parties.

It is intended that, if possible, any adjustments contemplated under this Section 13 be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Code Sections 424 and 409A) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

14. Dissolution, Merger and Consolidation.

Upon the dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation, each Option granted hereunder shall expire as of the effective date of such transaction and all amounts contributed to a Participant’s Deposit Account since the last Exercise Date shall be returned.

15. Additional Limitations on Options.

Notwithstanding any other provision of the Plan:

(a) The Company intends that Options granted and Common Stock issued under the Section 423 Component of the Plan shall be treated for all purposes as granted and issued under an employee stock purchase plan within the meaning of Code Section 423 and regulations issued thereunder.  Any provisions required to be included in the Section 423 Component of the Plan under said Section and regulations issued thereunder are hereby included as fully as though set forth in the Section 423 Component of the Plan at-length.

(b) No Eligible Employee shall be granted an Option under the Plan if, immediately after the Option was granted, the Eligible Employee would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or Subsidiary of the Company.  For purposes of this Section 15(b), stock ownership of an individual shall be determined under the rules of Code Section 424(d) and stock which the Eligible Employee may purchase under outstanding options shall be treated as stock owned by the Eligible Employee.

(c) All Eligible Employees participating in the Section 423 Component of the Plan or in a separate offering under the Section 423 Component shall have the same rights and privileges under the Section 423 Component of the Plan or offering in accordance with Code Section 423(b) and regulations issued thereunder.  All rules and determinations of the Plan Administrator regarding the administration of the Plan and each offering shall be uniformly and consistently applied to all persons in similar circumstances.  Each period beginning on a Grant Date and ending on the applicable Exercise Date shall qualify as an “offering” under Code Section 423, and each such offering applicable to the Company and the respective Designated Subsidiaries shall be deemed separate offerings under Code Section 423 and regulations issued thereunder.

(d) If a Participant receives a distribution from a Code Section 401(k) plan maintained by the Company (or any other entity affiliated with the Company under Code Section 414) on account of a financial hardship (a “Hardship Withdrawal”) and it is intended that the Hardship Withdrawal satisfy the safe harbor contained in the Code Section 401(k) regulations, the Participant shall be considered to have withdrawn from the Plan and shall be precluded from making any Contributions to the Plan for at least six months.

16. Withdrawal of Account.

(a) By written notice to the Human Resources Department of the Company, at any time prior to and up to five (5) business days before the applicable Exercise Date with regards to a particular Grant Date (unless otherwise required by applicable law, as determined by the Plan Administrator), an employee may elect to withdraw all the accumulated Contributions in his Deposit Account without interest (unless otherwise required by applicable law, as determined by the Plan Administrator) at such time, and no further Contributions will be made from the employee’s pay for that Grant Date.

(b) An employee’s withdrawal election for any Grant Date will not have any effect upon the employee’s eligibility to participate in any succeeding Grant Date or in any similar plan which may hereafter be adopted by the Company.  Notwithstanding the foregoing, a former Participant may only resume participation by filing the required participation forms with the Company.

17. Miscellaneous.

(a) Legal and Other Requirements.  The obligations of the Company to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the U.S. Securities Act of 1933 if deemed necessary or appropriate by the Company.  Certificates for shares of Common Stock issued hereunder may be legended as the Plan Administrator shall deem appropriate.

(b) No Obligation to Exercise Option.  The granting of an Option shall impose no obligation upon an Eligible Employee to participate in the Plan or to exercise such Option.

(c) Termination and Amendment of Plan.  The Board, without further action on the part of the stockholders of the Company, may from time to time alter, amend or suspend the Plan or any Option granted hereunder or may at any time terminate the Plan, except that it may not (i) increase the authority of the Plan Administrator as provided herein; (ii) increase the total number of shares of Common Stock available for grant under the Plan (except to the extent provided in Section 13); (iii) effect a change applicable to the Section 423 Component of the Plan for which stockholder approval is required under Code Section 423; or (iv) effect a change inconsistent with Code Section 423 or regulations issued thereunder.  No action taken by the Board under this Section may materially and adversely affect any outstanding Option without the consent of the holder thereof.

(d) Use of Funds.  All Contributions received by or held directly or indirectly by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or safeguard such Contributions.

(e) Withholding Taxes.  Upon any taxable or tax withholding event under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any shares of Common Stock.  If a Participant is subject to tax in the United States, has been granted an Option under the Section 423 Component of the Plan and makes a disqualifying disposition (pursuant to Code Section 423(a)) of shares acquired through exercise of the Participant’s Options under the Plan, the Participant shall promptly notify the Company and the Company shall have the right to require the Participant to pay to the Company any amounts necessary to satisfy any federal, state and local tax withholding requirements resulting from such disposition.

(f) Right to Terminate Employment.  Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Eligible Employee the right to continue in the employment of the Company, any Subsidiary or Affiliate, or affect any right which the Company, any Subsidiary or Affiliate may have to terminate the employment of such Eligible Employee.

(g) Rights as a Stockholder.  No Eligible Employee shall have any right as a stockholder with respect to shares of Common Stock unless and until an Option with respect to such shares has been exercised and such shares of Common Stock purchased by the Eligible Employee are issued.

(h) Leaves of Absence and Disability.  Subject to applicable law, the Plan Administrator shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect to any leave of absence taken by or disability of any Eligible Employee.  Without limiting the generality of the foregoing, the Plan Administrator shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan, and (ii) the impact, if any, of any such leave of absence on Options under the Plan theretofore granted to any Eligible Employee who takes such leave of absence.

(i) Notices.  Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to the Company (i) on the date it is personally delivered to the Plan Administrator at the Company’s principal executive offices or (ii) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Plan Administrator at such offices; and shall be deemed delivered to an optionee (A) on the date it is personally delivered to him or her or (B) three business days after it is sent by registered or certified mail, postage prepaid, addressed to him or her at the last address shown for him or her on the records of the Company or of any Subsidiary or Affiliate.

(j) Applicable Law.  All questions pertaining to the validity, construction and administration of the Plan and Options granted hereunder shall be determined in conformity with the laws of the State of Louisiana, United States of America, to the extent such laws are not inconsistent with Code Section 423 and regulations issued thereunder, and by the laws of the United States.

(k) Accommodation of Local Laws.  The Plan Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and regulations.  With respect to the Non-Section 423 Component of the Plan, the Plan Administrator also may adopt rules, procedures and sub-plans applicable to particular Designated Companies or offerings, which may be designed to be within or outside the scope of Code Section 423, and such rules, procedures or sub-plans may take precedence over other provisions of the Plan.  However, unless expressly superseded by the terms of such rules or procedures, the provisions of the Plan shall govern.

(l) Code Section 409A.  The Section 423 Component of the Plan is intended, and its provisions shall be interpreted and operated in accordance with such intent, to be exempt from the application of Code Section 409A as a stock right that does not provide for the deferral of compensation.  Any Non-Section 423 Component of the Plan is intended, and its provisions shall be interpreted and operated in accordance with such intent, to be exempt from the application of Code Section 409A as a short-term deferral.  However, the Company makes no representation that all Options granted and Common Stock received hereunder satisfy, or are exempt from, Code Section 409A.